Exhibit 99.1

SUPERVALU Declares Quarterly Dividend and Authorizes Share Repurchase Program

MINNEAPOLIS—(BUSINESS WIRE)—May 28, 2008—SUPERVALU INC. (NYSE:SVU) today announced that its board of directors approved a 1.5 percent increase in the annual dividend to $0.69 per share from last year’s level of $0.68 per share. With this announcement, SUPERVALU continues its strong dividend history having paid dividends for 70 years. The new quarterly dividend rate of $0.1725 per share will be effective with the September dividend payment. The previously announced quarterly dividend rate, which is payable on June 16, 2008 to shareholders of record as of June 2, 2008 will be paid at last year’s quarterly amount of $0.17 per share.

Share Repurchase Authorization

SUPERVALU’s Board of Directors today adopted a new annual share repurchase program authorizing the company to purchase up to $70 million of the Company’s common stock. Stock purchases will be made from time to time in open market purchases primarily from the cash generated from the settlement of stock options. The annual authorization program announced today replaces the existing $235 million share repurchase program authorized in April 2007.

About SUPERVALU INC

SUPERVALU INC. is one of the largest companies in the United States grocery channel with estimated annual sales of $44 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,475 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 192,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations or future operating results, statements as to the progress and expected benefits of the combination of the operations of Albertson’s, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, synergies, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic and industry conditions, competition, security and food and drug safety issues, the integration of Albertsons operations, store expansion and remodeling, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self insurance, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes continued provision of transition support services and accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: SUPERVALU INC.

David Oliver, 952-828-4540

VP, Investor Relations

david.m.oliver@supervalu.com or

Jean Giese, 952-828-4939

Director, Investor Relations

jean.giese@supervalu.com

SOURCE: SUPERVALU INC.